EXHIBIT 99.1
For immediate release.	Contact:	Mark Williams
913.307.1000

Mediware Doubles Earnings and Invests in Growth
Despite Challenging Economy

Consistent quarterly revenue and earnings growth and two acquisitions mark the year’s accomplishments. Conference call scheduled for Today, September 9th at 10:00 a.m. EDT, 9:00 a.m. CDT

LENEXA, KS SEPT. 9 -- Mediware Information Systems, Inc. (Nasdaq: MEDW) reported total revenue for the fiscal year ended June 30, 2009 of $40.7 million compared to $39.4 million for fiscal 2008.  Earnings more than doubled to $0.20 per share, compared to $0.09 the previous year, and operating income increased to $2.2 million, compared to $476,000 in fiscal 2008. In each quarter throughout the year the company delivered quarter over quarter increases in both earnings and revenue. The company also completed two strategic acquisitions during the period, including Hann’s On Software (HOS) in November 2008 and SciHealth in June 2009.

Commenting on the year, Mediware’s President and Chief Executive Officer Thomas Mann said: “I’m pleased with our results and accomplishments throughout the year. Given the economic challenges I feel that our financial growth, cost management strategies and acquisitions all combined to deliver very solid results for the year.”

Mann continues: “I believe that advances in our core programs as well as new business relationships and strategic acquisitions will all be important to our future performance. The addition HOS’s Ascend product provides us a substantial customer base and a proven medication management product to grow in the smaller facility segment of the market. The acquisition of SciHealth expands our solution breadth with the Insight product, adds features valuable to our existing customers, and adds prestigious organizations such as Vanderbilt, Emory and MemorialCare to our list of customers. All of these developments will be key differentiators for us in the future.”

Key business highlights for the year just ended include:
▪	Consistent quarterly revenue and earnings growth;
▪	More than doubled earnings per share;
▪	Addition of 36 net-new customer facilities for blood and medication management solutions;
▪	Signed new distribution agreements to expand sales channels;
▪	Increased blood management customer base, including hospitals and blood centers, now supporting more than 50% of the U.S. blood supply with Mediware technology;
▪	Completed more than 100 go-lives for new systems;
▪	Supported more than 150 customers with software version upgrade services; and
▪	Closed two acquisitions broadening the company product portfolio and expanding customer base by approximately 420 sites, bringing the total to more than 1500 facilities worldwide.

Organic growth was a significant part of the plan for the fiscal year, including expansion of the core business and growth in the company’s Blood Center Technologies (BCT) group and the BloodSafe™ suite of products. The JAC business in the UK and the BCT product group in the U.S. each experienced double digit growth. Significant sales milestones were also met for the BloodSafe product which added key new accounts including the Shands Hospital system and All Children’s Hospital.

As expected, Mediware services revenue increased significantly largely due to implementation and version upgrade services resulting from HCLL sales and WORx pharmacy system upgrades. During the year the services organization completed 100 new HCLL implementations as well as 150 version upgrades for the core HCLL and WORx products.

Mann continues: “The downturn in the economy definitely impacted new sales in the U.S. and the rise of the dollar against the British Pound nullified a record year for our JAC business. Countering these headwinds, higher service revenues and continued cost management helped us double earnings while we continued to invest in programs that will contribute to our future growth.”

The Company will host a teleconference call at 10:00 am Eastern Time (9:00 am Central Time) that day to discuss the results.  There will be a question-and-answer session directly following the presentation of the results. Participants may register in advance of the call online by going to http://www.directeventreg.com/registration/event/22948311. The conference ID is 22948311. Participants without online access may call toll-free 888-869-1189 (direct dial 706-643-5902) to register for the call.  Phone registrants should call in at least five minutes prior to the scheduled start of the call.

A replay of the call will be available after the call’s completion for 5 days at 800-642-1687 (direct dial 706-645-9291).  The conference ID is 22948311.  After 5 days, the replay will be available on the company’s web site: www.mediware.com.

Fiscal 2009 and 2008 Quarterly Earnings Operating Statement Highlights (in thousands):

	Quarter Ended June 30,
	2009	2008

Total Revenue	$10,635	$10,195
Gross Profit	$7,081	$6,949
Net Earnings	$570	$286
Earnings Per Share - Diluted	$0.07	$0.04

Fiscal 2009 and 2008 Annual Operating Statement Highlights (in thousands):

	Year Ended June 30,
	2009	2008

System Sales	$10,091	$11,612
Services	$30,594	$27,825
Total Revenue	$40,685	$39,437
Operating Expenses	$38,535	$38,961
Operating Income	$2,150	$476
Net Earnings	$1,574	$728
Earnings Per Share - Diluted	$0.20	$0.09

Fiscal 2009 and 2008 Condensed Balance Sheet Highlights (in thousands):

	As of the Period Ended June 30,
	2009	2008

Cash and Cash Equivalents	$20,865	$22,741
Working Capital	$18,273	$18,995
Stockholders’ Equity	$41,897	$39,891

About Mediware
Mediware delivers interoperable best of breed software systems that integrate with electronic medical records to improve efficiencies and address safety concerns to enable healthcare organizations to improve care processes while decreasing costs. Core Mediware solutions include blood management technologies for hospitals and blood centers; medication management solutions for hospitals, behavioral health facilities, infusion and specialty pharmacy providers; and business intelligence based performance management solutions for clinical, regulatory and financial aspects of the broader healthcare market. For more information about Mediware products and services, visit our web site at www.mediware.com.

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Certain statements in this press release may constitute "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995, as the same may be amended from time to time (the "Act") and in releases made by the SEC from time to time.  Such forward-looking statements are not based on historical facts and involve known and unknown risks, uncertainties and other factors disclosed in the Company's Annual Report on Form 10-K for the year ended June 30, 2009, which may cause the actual results of the Company to be materially different from any future results expressed or implied by such forward-looking statements.  The Company disclaims any obligation to update its forward-looking statements.